Exhibit J
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Trustees
Colorado BondShares—A Tax-Exempt Fund:

     We consent to the incorporation by reference into this Registration Statement of our report dated November 21, 2005 on the financial statements and financial highlights included in the Annual Report of Colorado BondShares — A Tax-Exempt Fund for the year ended September 30, 2005.
     We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Custodian and Auditors” in the Statement of Additional Information.
/s/ Anton Collins Mitchell LLP
Denver, Colorado
January 30, 2006